Exhibit 99.01

Contacts:	Investors	Media
	Matt Rhodes	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-2536	650-944-6251
	matthew_rhodes@intuit.com	diane_carlini@intuit.com
Intuit Reports Second-quarter Results:
Reiterates Full-year Revenue Guidance;
Raises EPS Growth Estimate
Small Business Group Grows Revenue 15 Percent
     MOUNTAIN VIEW, Calif. — Feb. 17, 2011 — Intuit Inc. (Nasdaq: INTU) today announced financial results for its second fiscal quarter, which ended Jan. 31.
Second-quarter Highlights:
•	Revenue increased to $878 million, up 5 percent over the year-ago quarter.

•	On Jan. 7, Intuit estimated that approximately $40 million to $60 million of tax revenue and operating income (GAAP and non-GAAP) would shift from its second fiscal quarter to its third fiscal quarter due to the Internal Revenue Service not accepting certain e-filed tax returns until mid-February.

•	Intuit reiterated full-year revenue guidance: For fiscal year 2011, the company expects revenue of $3.74 billion to $3.84 billion, growth of 8 to 11 percent.

•	Total TurboTax federal units were up 1 percent season-to-date through Feb. 12, and accelerated to 11 percent growth during the period from Feb. 1 through Feb. 12 versus the comparable period a year ago.

•	Intuit’s Small Business Group revenue increased 15 percent compared to the year-ago quarter. Within Small Business, Financial Management Solutions revenue increased 21 percent compared to the year-ago quarter.
     Intuit also increased fiscal 2011 diluted earnings per share guidance to reflect the extension of the research and development tax credit, which will lower the company’s

Intuit Second Quarter 2011 Earnings

effective tax rate. Intuit now expects non-GAAP diluted earnings per share growth of 14 to 18 percent.

GAAP				Non-GAAP
	Q2 FY11	Q2 FY10	Change	Q2 FY11	Q2 FY10	Change
Revenue	$878	$837	5%	$878	$837	5%
Operating Income	$111	$139	(20%)	$164	$206	(20%)
EPS	$0.23	$0.35	(34%)	$0.32	$0.38	(16%)
•	Dollars in millions, except EPS.
Note: GAAP diluted EPS for Q2 FY10 included $0.10 for the gain on the sale of the Intuit Real Estate Solutions business.
Company Perspective
     “Intuit delivered strong financial results for the fiscal second quarter,” said Brad Smith, Intuit’s president and chief executive officer. “Reiterating our full-year guidance demonstrates our confidence in our growth strategy and our ability to execute for the remainder of the tax season and the fiscal year.
     “Small Business continues to perform well, with growth accelerating from last quarter. Our core business is growing, and our connected services are driving customer acquisition and revenue growth. We are capitalizing on secular tailwinds as customer preferences move toward more digital, connected services in the small business sector.
     “We believe that later acceptance of tax returns will simply mean a shorter tax season as filers are getting started later. This is supported by the unit growth acceleration we’ve seen in TurboTax Online in February. The move toward do-it-yourself digital tax solutions continues as a macro trend, and it basically comes down to staying laser focused on execution. All indications are that we’re competing effectively for market share, and we have confidence in our game plan for the balance of the season,” Smith said.

Intuit Second Quarter 2011 Earnings

Quarterly Business Segment Results and Highlights
     Total Small Business Group revenue grew 15 percent compared to the year-ago quarter. Growth in small business was led by strength in Financial Management Solutions and Employee Management Solutions.
•	Financial Management Solutions revenue increased 21 percent compared to the year-ago quarter, driven by strong growth in QuickBooks Enterprise and Online. QuickBooks Online subscribers grew 52 percent year over year.

•	Employee Management Solutions revenue grew 11 percent compared to the year-ago quarter. Increases in online and enhanced payroll subscribers, as well as strong retention, contributed to growth.

•	Payments Solutions revenue grew 7 percent compared to the year-ago quarter. Merchants grew 14 percent compared to the year-ago quarter, while transaction volume per merchant grew 1 percent.

•	Intuit GoPayment, a mobile offering that lets merchants accept payments over their iPhone and other devices, has become an effective customer acquisition channel.
Consumer Tax
•	Revenue was down 6 percent over the comparable quarter last year. The company believes the decline was driven by a shift in revenue from the second fiscal quarter to the third fiscal quarter due primarily to taxpayers waiting longer to file their returns. Expected revenue growth for the fiscal year remains at 10 to 13 percent.

•	Intuit launched SnapTax nationwide this tax season for iPhone and Android mobile filers. The innovative mobile application allows people to prepare and file their taxes from start to finish and is receiving strong customer and industry praise.

Intuit Second Quarter 2011 Earnings

Accounting Professionals
•	Revenue declined by 2 percent compared to the year-ago quarter. Expected revenue growth for the fiscal year remains at 4 to 7 percent.

Financial Services

•	Revenue increased 3 percent compared to the year-ago quarter.

•	Internet banking users increased by 10 percent, while bill pay users grew 23 percent compared to the same quarter last year.

•	Adjusting for the sale of Intuit’s lending business in fiscal 2010 and a nonrecurring revenue item, Financial Services revenue would have grown approximately 7 percent for the quarter.
Other Businesses
•	Revenue grew 5 percent compared to the year-ago quarter.

•	Intuit Health received certification for timely access of electronic health records. This helps providers using Intuit’s solution qualify for meaningful use and receive government funding.
Share Repurchase Program
•	Intuit repurchased $530 million of its common stock in the second quarter, bringing repurchases to a total of $860 million for the first two quarters of the fiscal year.

•	At the end of the quarter, the company had approximately $1.1 billion remaining on the current authorization.
     “We’re executing against the right strategic plan, and that’s evident in the numbers,” said Neil Williams, chief financial officer. “We continue to manage the company for long-term, double-digit organic revenue growth. We’re focused on allocating capital in the most effective ways, using the cash we generate to grow the business and return value to shareholders. I’m pleased with our strong performance this quarter and believe we are well positioned to succeed in the second half of the year.”
Forward-looking Guidance
     For the third-quarter the company expects:
•	Revenue of $1.76 billion to $1.83 billion, growth of 10 to 14 percent.

Intuit Second Quarter 2011 Earnings

•	GAAP operating income of $1 billion to $1.05 billion, growth of 13 to 18 percent.

•	GAAP diluted EPS of $2.10 to $2.18, growth of 18 to 22 percent.

•	Non-GAAP operating income of $1.05 billion to $1.1 billion, growth of 12 to 17 percent.

•	Non-GAAP diluted EPS of $2.22 to $2.30, growth of 17 to 22 percent.
     Intuit also reiterated its full-year fiscal 2011 revenue and operating income guidance. Intuit increased fiscal 2011 diluted earnings per share guidance to reflect the extension of the research and development tax credit. For the fiscal year ending July 31, Intuit expects:
•	Revenue of $3.74 billion to $3.84 billion, growth of 8 to 11 percent.

•	GAAP operating income of $980 million to $1.015 billion, growth of 14 to 18 percent.

•	GAAP diluted EPS of $1.93 to $2.00, growth of 9 to 13 percent. GAAP EPS growth rates are 7 points higher when the gain from the sale of discontinued operations is excluded from the fiscal year 2010 GAAP results.

•	Non-GAAP operating income of $1.215 billion to $1.25 billion, growth of 11 to 14 percent.

•	Non-GAAP diluted EPS of $2.41 to $2.48, growth of 14 to 18 percent.
Conference Call Information
     Intuit executives will discuss the financial results on a conference call today at 1:30 p.m. Pacific time. To hear the call, dial 866-238-1645 in the United States or 703-639-1163 from international locations. No reservation or access code is needed. The conference call can also be heard live via webcast at http://investors.intuit.com/events.cfm. Prepared remarks for the call will be available on Intuit’s website after the call ends.
Replay information
     A replay of the conference call will also be available for one week by calling 888-266-2081, or 703-925-2533 from international locations. The access code for this call is 1511656.
     The audio webcast will remain available on Intuit’s website for one week after the conference call.

Intuit Second Quarter 2011 Earnings

About Intuit Inc.
     Intuit Inc. is a leading provider of business and financial management solutions for small and mid-sized businesses; financial institutions, including banks and credit unions; consumers and accounting professionals. Its flagship products and services, including QuickBooks®, Quicken® and TurboTax®, simplify small business management and payroll processing, personal finance, and tax preparation and filing. ProSeries® and Lacerte® are Intuit’s leading tax preparation offerings for professional accountants. Intuit Financial Services helps banks and credit unions grow by providing on-demand solutions and services that make it easier for consumers and businesses to manage their money.
     Founded in 1983, Intuit had annual revenue of $3.5 billion in its fiscal year 2010. The company has approximately 7,700 employees with major offices in the United States, Canada, the United Kingdom, India and other locations. More information can be found at www.intuit.com.
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     Intuit, the Intuit logo and QuickBooks, among others, are registered trademarks and/or registered service marks of Intuit Inc. in the United States and other countries.
About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled “About Non-GAAP Financial Measures” as well as the related Table B and Table E. A copy of the press release issued by Intuit today can be found on the investor relations page of Intuit’s Web site.
Cautions About Forward-Looking Statements
This press release contains forward-looking statements, including forecasts of Intuit’s future expected financial results; forecasts of future expected financial results for its Consumer Tax and Accounting Professionals group; its prospects for the business in fiscal 2011; its prospects for the current tax season; its belief that tax revenue and operating income (GAAP and NonGAAP) will shift to its third fiscal quarter, and all of the statements under the heading “Forward-looking Guidance.”
Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: inherent difficulty in predicting consumer behavior; further delay in the IRS’s ability to accept e-filed returns for certain tax filers; difficulties in receiving, processing, or filing customer tax submissions; consumers may not respond as we expected to our advertising and promotional activities; product introductions and price competition from our competitors can have unpredictable negative effects on our revenue, profitability and market position; governmental encroachment in our tax businesses or other governmental activities or public policy affecting the preparation and filing of tax returns could negatively affect our operating results and market position; we may not be able to successfully innovate and introduce new offerings and business models to meet our growth and profitability objectives, and current and future offerings may not adequately address customer needs and may not achieve broad market acceptance, which could harm our operating results and financial condition; business interruption or failure of our information technology and communication systems may impair the availability of our products and services, which may damage our reputation and harm our future financial results; as we upgrade and consolidate our customer facing applications and supporting information technology infrastructure, any problems with these implementations could interfere with our ability to deliver our offerings; any failure to properly use and protect personal customer information and data could harm our revenue, earnings and reputation; if we are unable to develop, manage and maintain critical third party business relationships, our business may be adversely affected; increased government regulation of our businesses may harm our operating results; if we fail to process transactions

Intuit Second Quarter 2011 Earnings

effectively or fail to adequately protect against potential fraudulent activities, our revenue and earnings may be harmed; any significant offering quality problems or delays in our offerings could harm our revenue, earnings and reputation; our participation in the Free File Alliance may result in lost revenue opportunities and cannibalization of our traditional paid franchise; the continuing global economic downturn may continue to impact consumer and small business spending, financial institutions and tax filings, which could negatively affect our revenue and profitability; year-over-year changes in the total number of tax filings that are submitted to government agencies due to economic conditions or otherwise may result in lost revenue opportunities; our revenue and earnings are highly seasonal and the timing of our revenue between quarters is difficult to predict, which may cause significant quarterly fluctuations in our financial results; our financial position may not make repurchasing shares advisable or we may issue additional shares in an acquisition causing our number of outstanding shares to grow; our inability to adequately protect our intellectual property rights may weaken our competitive position and reduce our revenue and earnings; our acquisition and divestiture activities may disrupt our ongoing business, may involve increased expenses and may present risks not contemplated at the time of the transactions; our use of significant amounts of debt to finance acquisitions or other activities could harm our financial condition and results of operation; and litigation involving intellectual property, antitrust, shareholder and other matters may increase our costs. More details about these and other risks that may impact our business are included in our Form 10-K for fiscal 2010 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Forward-looking statements are based on information as of Feb. 17, 2011, and we do not undertake any duty to update any forward-looking statement or other information in these materials.

TABLE A
INTUIT INC.
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	January 31,	January 31,	January 31,	January 31,
	2011	2010	2011	2010
Net revenue:
Product	$430	$422	$646	$627
Service and other	448	415	764	684

Total net revenue	878	837	1,410	1,311

Costs and expenses:
Cost of revenue:
Cost of product revenue	46	48	78	83
Cost of service and other revenue	129	114	252	223
Amortization of acquired technology	5	16	9	38
Selling and marketing	330	277	550	457
Research and development	158	144	314	285
General and administrative	88	88	178	165
Amortization of other acquired intangible assets	11	11	22	21

Total costs and expenses [A]	767	698	1,403	1,272

Operating income from continuing operations	111	139	7	39
Interest expense	(15)	(15)	(30)	(31)
Interest and other income, net	6	2	14	7

Income (loss) from continuing operations before income taxes	102	126	(9)	15
Income tax provision (benefit) [B]	29	46	(12)	4

Net income from continuing operations	73	80	3	11
Net income from discontinued operations [C]	—	34	—	35

Net income from continuing operations	$73	$114	$3	$46

Basic net income per share from continuing operations	$0.24	$0.25	$0.01	$0.04
Basic net income per share from discontinued operations	—	0.11	—	0.11

Basic net income per share	$0.24	$0.36	$0.01	$0.15

Shares used in basic per share calculations	308	314	312	317

Diluted net income per share from continuing operations	$0.23	$0.25	$0.01	$0.03
Diluted net income per share from discontinued operations	—	0.10	—	0.11

Diluted net income per share	$0.23	$0.35	$0.01	$0.14

Shares used in diluted per share calculations	318	323	322	326

See accompanying Notes.

INTUIT INC.
NOTES TO TABLE A
[A]	The following table summarizes the total share-based compensation expense from continuing operations that we recorded for the periods shown.

	Three Months Ended		Six Months Ended
	January 31,	January 31,	January 31,	January 31,
(in millions)	2011	2010	2011	2010

Cost of product revenue	$—	$1	$—	$1
Cost of service and other revenue	2	2	3	4
Selling and marketing	12	12	21	19
Research and development	12	11	25	20
General and administrative	12	11	24	20

Total share-based compensation expense	$38	$37	$73	$64

[B]	Our effective tax rate for the three months ended January 31, 2011 was approximately 28%. Excluding discrete tax benefits primarily related to the retroactive reinstatement of the federal research and experimentation credit as described below, our effective tax rate for that quarter was approximately 36% and did not differ significantly from the statutory rate of 35%. State income taxes were offset by the benefit we received from the domestic production activities deduction and the federal research and experimentation credit. Our effective tax rate for the three months ended January 31, 2010 was approximately 37%. This differed from the federal statutory rate of 35% primarily due to state income taxes, which were partially offset by the benefit we received from the domestic production activities deduction and the federal research and experimentation credit.
We recorded a $12 million tax benefit on a loss of $9 million for the six months ended January 31, 2011. Excluding discrete tax benefits primarily related to the retroactive reinstatement of the federal research and experimentation credit as described below, our effective tax rate for that period was approximately 36% and did not differ significantly from the statutory rate of 35%. State income taxes were offset by the benefit we received from the domestic production activities deduction and the federal research and experimentation credit. Our effective tax rate for the six months ended January 31, 2010 was approximately 27%. Excluding discrete tax benefits primarily related to routine stock option deduction benefits, our effective tax rate for that period was approximately 37%. This differed from the federal statutory rate of 35% primarily due to state income taxes, which were partially offset by the benefit we received from the domestic production activities deduction and the federal research and experimentation credit.
In December 2010 the Tax Relief, Unemployment Insurance Reauthorization, and Jobs Creation Act of 2010 was signed into law. The Act includes a reinstatement of the federal research and experimentation credit through December 31, 2011 that was retroactive to January 1, 2010. We recorded a discrete tax benefit of approximately $9 million for the retroactive amount related to fiscal 2010 and the first quarter of fiscal 2011 during the three and six months ended January 31, 2011.
[C]	On January 15, 2010 we sold our Intuit Real Estate Solutions (IRES) business for approximately $128 million in cash and recorded a net gain on disposal of $35 million. IRES was part of our Other Businesses segment. We determined that IRES became a discontinued operation in the second quarter of fiscal 2010. We have therefore segregated the operating results of IRES from continuing operations in our statements of operations for all periods prior to the sale. For the three months ended January 31, 2010, net revenue from IRES was $14 million and net loss from IRES was $1 million, excluding the net gain on disposal. For the six months ended January 31, 2010, net revenue from IRES was $33 million and net income from IRES was less than $1 million, excluding the net gain on disposal. Because IRES operating cash flows were not material for any period presented, we have not segregated them from continuing operations on our statements of cash flows.

TABLE B
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	January 31,	January 31,	January 31,	January 31,
	2011	2010	2011	2010

GAAP operating income	$111	$139	$7	$39
Amortization of acquired technology	5	16	9	38
Amortization of other acquired intangible assets	11	11	22	21
Professional fees for business combinations	(1)	3	—	4
Share-based compensation expense	38	37	73	64

Non-GAAP operating income	$164	$206	$111	$166

GAAP net income	$73	$114	$3	$46
Amortization of acquired technology	5	16	9	38
Amortization of other acquired intangible assets	11	11	22	21
Professional fees for business combinations	(1)	3	—	4
Share-based compensation expense	38	37	73	64
Net gains on marketable equity securities and other investments	—	—	(1)	—
Income tax effect of non-GAAP adjustments	(25)	(25)	(44)	(48)
Discontinued operations	—	(34)	—	(35)

Non-GAAP net income	$101	$122	$62	$90

GAAP diluted net income per share	$0.23	$0.35	$0.01	$0.14
Amortization of acquired technology	0.02	0.05	0.03	0.12
Amortization of other acquired intangible assets	0.03	0.03	0.06	0.06
Professional fees for business combinations	—	0.01	—	0.01
Share-based compensation expense	0.12	0.12	0.23	0.21
Net gains on marketable equity securities and other investments	—	—	—	—
Income tax effect of non-GAAP adjustments	(0.08)	(0.08)	(0.14)	(0.15)
Discontinued operations	—	(0.10)	—	(0.11)

Non-GAAP diluted net income per share	$0.32	$0.38	$0.19	$0.28

Shares used in diluted per share calculation	318	323	322	326

See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE C
INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	January 31,	July 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$433	$214
Investments	459	1,408
Accounts receivable, net	481	135
Income taxes receivable	123	27
Deferred income taxes	115	117
Prepaid expenses and other current assets	76	57

Current assets before funds held for customers	1,687	1,958
Funds held for customers	337	337

Total current assets	2,024	2,295

Long-term investments	89	91
Property and equipment, net	576	510
Goodwill	1,911	1,914
Acquired intangible assets, net	222	256
Long-term deferred income taxes	48	41
Other assets	109	91

Total assets	$4,979	$5,198

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$199	$143
Accrued compensation and related liabilities	147	206
Deferred revenue	564	387
Income taxes payable	1	14
Other current liabilities	256	134

Current liabilities before customer fund deposits	1,167	884
Customer fund deposits	337	337

Total current liabilities	1,504	1,221

Long-term debt	998	998
Other long-term obligations	205	158

Total liabilities	2,707	2,377

Stockholders’ equity	2,272	2,821

Total liabilities and stockholders’ equity	$4,979	$5,198

TABLE D
INTUIT INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	January 31,	January 31,	January 31,	January 31,
	2011	2010	2011	2010
Cash flows from operating activities:
Net income	$73	$114	$3	$46
Adjustments to reconcile net income to net cash generated by operating activities:
Depreciation	41	36	78	75
Amortization of acquired intangible assets	20	32	39	68
Share-based compensation expense	38	38	73	65
Pre-tax gain on sale of IRES	—	(58)	—	(58)
Deferred income taxes	(9)	2	16	(22)
Tax benefit from share-based compensation plans	16	4	48	10
Excess tax benefit from share-based compensation plans	(14)	(2)	(41)	(5)
Other	6	6	11	10

Total adjustments	98	58	224	143

Changes in operating assets and liabilities:
Accounts receivable	(333)	(318)	(345)	(331)
Prepaid expenses, income taxes receivable and other assets	19	51	(115)	(5)
Accounts payable	41	47	46	56
Accrued compensation and related liabilities	23	19	(59)	(38)
Deferred revenue	214	180	185	156
Income taxes payable	—	2	(13)	2
Other liabilities	123	92	121	76

Total changes in operating assets and liabilities	87	73	(180)	(84)

Net cash generated by operating activities	258	245	47	105

Cash flows from investing activities:
Purchases of available-for-sale debt securities	(295)	(162)	(723)	(550)
Sales of available-for-sale debt securities	777	96	1,415	418
Maturities of available-for-sale debt securities	87	7	221	43
Net change in money market funds and other cash equivalents held to satisfy customer fund obligations	52	41	26	107
Net change in customer fund deposits	(26)	20	—	41
Purchases of property and equipment	(84)	(34)	(135)	(66)
Acquisitions of businesses, net of cash acquired	—	(141)	—	(141)
Proceeds from divestiture of business	—	122	—	122
Acquisitions of intangible assets	—		(3)
Other	8	(3)	3	(6)

Net cash provided by (used in) investing activities	519	(54)	804	(32)

Cash flows from financing activities:
Net proceeds from issuance of common stock under stock plans	64	85	218	150
Tax payments related to issuance of restricted stock units	(3)	(5)	(31)	(20)
Purchases of treasury stock	(530)	(250)	(860)	(550)
Excess tax benefit from share-based compensation plans	14	2	41	5
Other	—	—	—	(1)

Net cash used in financing activities	(455)	(168)	(632)	(416)

Effect of exchange rates on cash and cash equivalents	(1)	1	—	1

Net increase in cash and cash equivalents	321	24	219	(342)
Cash and cash equivalents at beginning of period	112	313	214	679

Cash and cash equivalents at end of period	$433	$337	$433	$337

TABLE E
INTUIT INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES
TO PROJECTED GAAP REVENUE, OPERATING INCOME (LOSS), AND EPS
(In millions, except per share amounts)
(Unaudited)

	Forward-Looking Guidance
	GAAP				Non-GAAP
	Range of Estimate				Range of Estimate
	From	To	Adjustments		From	To
Three Months Ending April 30, 2011
Revenue	$1,760	$1,830	$—		$1,760	$1,830
Operating income	$1,000	$1,050	$50	[a]	$1,050	$1,100
Diluted earnings per share	$2.10	$2.18	$0.12	[b]	$2.22	$2.30

Twelve Months Ending July 31, 2011
Revenue	$3,740	$3,840	$—		$3,740	$3,840
Operating income	$980	$1,015	$235	[c]	$1,215	$1,250
Diluted earnings per share	$1.93	$2.00	$0.48	[d]	$2.41	$2.48
See “About Non-GAAP Financial Measures” immediately following this Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

[a]	Reflects estimated adjustments for share-based compensation expense of approximately $35 million; amortization of acquired technology of approximately $4 million; and amortization of other acquired intangible assets of approximately $11 million.

[b]	Reflects the estimated adjustments in item [a] and income taxes related to these adjustments.

[c]	Reflects estimated adjustments for share-based compensation expense of approximately $174 million; amortization of acquired technology of approximately $18 million; and amortization of other acquired intangible assets of approximately $43 million.

[d]	Reflects the estimated adjustments in item [c] and income taxes related to these adjustments.

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES
The accompanying press release dated February 17, 2011 contains non-GAAP financial measures. Table B and Table E reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income, non-GAAP net income and non-GAAP net income per share.
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.
We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.
We exclude the following items from all of our non-GAAP financial measures:
•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Charges for historical use of technology licensing rights

•	Professional fees for business combinations
We also exclude the following items from non-GAAP net income and diluted net income per share:
•	Gains and losses on marketable equity securities and other investments

•	Income tax effects of excluded items and discrete tax items

•	Discontinued operations
We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.
The following are descriptions of the items we exclude from our non-GAAP financial measures.
Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units and purchases of common stock under our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.
Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire an entity, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete and trade names.
Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal and accounting fees.
Gains and losses on marketable equity securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair marketable equity securities and other investments.
Income tax effects of excluded items and discrete tax items. We exclude from our non-GAAP financial measures the income tax effects of the items described above. In addition, the effects of one-time income tax adjustments recorded in a specific quarter for GAAP purposes are reflected on a forecasted basis in our non-GAAP financial measures. This is consistent with how we plan, forecast and evaluate our operating results.
Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.
The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table E include all information reasonably available to Intuit at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments, and sales of marketable equity securities and other investments.